February 7, 2012

Armada Oil Inc.

30872 Hunt Club Drive

San Juan Capistrano, CA 92675

Attn:	David Moss

RE:	Purchase and Option Agreement

Bear Creek Prospect & Overland Trail Prospect

Carbon County, Wyoming

Dear Mr. Moss:

This letter will evidence the agreement between TR Energy Inc., hereinafter referred to as “TR”, whose mailing address is P. O. Box 479, Tyler, Texas 75710-0479, and Armada Oil Inc., hereinafter referred to as “ARMADA” , whose mailing address is 30872 Hunt Club Drive, San Juan Capistrano, CA 92675, relative to the acquisition by ARMADA of an interest in the oil and gas leasehold estates covering certain lands in Carbon County, Wyoming, as more fully described in Exhibit “A”, only insofar as that portion of the leases and lands which are located within the two sections as described in Exhibit “A” (said lands and the leases thereon being hereinafter sometimes referred to as “Unit Acreage”), and the option to acquire additional acreage as shown by plat attached as Exhibit “B”.

The terms, covenants, and conditions of this Agreement are as follows:

1. Acquisition of Leasehold Estate

On or before March 1, 2012, ARMADA shall deliver the sum of $900,000 to TR as consideration for the Unit acreage. This amount will also cover the cost to acquire any additional acreage in the Unit Acreage, title work, and title opinions. On or before July 1, 2012, ARMADA shall have the option to deliver an additional sum of $736,000 to TR for a 3rd drillsite tract containing up to 320 acres at a location to be mutually agreed upon at a later date.

P. O. Box 479, Tyler, Texas 75710-0479

903-595-4139 OFFICE

903-595-0344 FAX

2. Test Well

On or before August 1, 2012, ARMADA shall commence, or cause to be commenced, the drilling of the first test well for oil or gas at a legal location of its choice in either section described below as the Unit Acreage (such well being hereinafter called the “Test Well”), and shall thereafter drill said well without unnecessary delay and in a workmanlike manner to depth of 9,500 ft. or a depth sufficient to test the Casper formation, whichever is the lesser, hereinafter called the “Contract Depth.” On or before 120 days from drilling the first well under this agreement (being 120 days from the actual spud date), ARMADA shall commence, or cause to be commenced, the drilling of the second test well for oil or gas at a legal location of its choice on the other section described below as the Unit Acreage (such well being hereinafter called the “Test Well”), and shall thereafter drill said well without unnecessary delay and in a workmanlike manner to depth of 9,500 ft. or a depth sufficient to test the Casper formation, whichever is the lesser, hereinafter called the “Contract Depth.” Should there be any delays in fulfilling the drilling obligations as set forth due to reasons beyond the control of Armada (such as permitting, weather, environmental, etc.) TR agrees to extend the due dates for drilling the two wells described above and the option date as described in Paragraph #1 above in a mutual agreement with Armada.

3. Substitute Well(s)

If, in the drilling of either of the Test Wells mechanical difficulties arise or impenetrable substances are encountered which render further drilling impossible or impracticable, or in the event said Test Well reaches Contract Depth and is a dry hole, ARMADA shall promptly plug, but shall have the option to commence a substitute well therefore at a location of ARMADA’s choice on the designated Unit within 90 days from the date of such plugging and abandonment. Any substitute well so commence shall drilled to the same depth and in the same manner as is required for the Test Well provided for hereinabove, and the drilling and completion thereof shall have the same effect hereunder as would drilling and completing the Test Well. ARMADA shall have the right to drill as many substitute wells as needed to meet the requirements of a Test Well, provided that each such substitute well conforms to the requirement of this section.

4. Drilling and Cost of Test Well and Any Substitute Well

The entire cost, risk, and expense of drilling, testing, completing, or plugging if the Test Well is not productive, shall be borne exclusively by ARMADA.

P. O. Box 479, Tyler, Texas 75710-0479

903-595-4139 OFFICE

903-595-0344 FAX

Any well drilled under terms of this agreement shall be drilled and completed or plugged and abandoned in full compliance with all valid rules, regulations, and laws of state, local or federal authorities and in accordance with approved drilling practices. ARMADA agrees to fill pits and restore the property as nearly as practicable to the same condition that existed prior to commencement of drilling operations. ARMADA agrees to save and hold harmless TR from any and all claims, liens, loss, cost, and expense arising out of or as a result of ARMADA’s operations conducted under terms of this Agreement, including attorney fees, if any.

ARMADA shall test formations covered by this agreement which, in ARMADA’s sole judgment, appear productive of oil and/or gas at their discretion. TR, or its affiliates, shall at all times have full and complete access to the derrick floor and immediate access to all information obtained in the drilling and testing of said well.

ARMADA shall:

(a)	Notify TR when the well is permitted;
(b)	Notify TR when actual drilling is commenced;
(c)	Notify TR when said well has been drilled to Contract Depth;
(d)	Provide TR daily drilling reports, copies of all logs, samples, cuttings, etc.
(e)	Notify TR in advance of logging, so as to permit TR, or its affiliates, to be present during logging;

5. Titles

TR warrants title to the Unit Acreage by, through and under TR, and will, upon request, furnish ARMADA with a copy of such title papers and other relevant papers as it has in its files. There shall be no obligation on the part of TR to furnish any abstracts of title, nor to do any curative work in connection with title to said acreage. ARMADA shall use TR, or its affiliates, to handle all aspects of Land Management under this agreement.

6. Assignment

When the first payment is received by TR, it shall execute and deliver for acceptance by ARMADA with warranty of title, as to acts by, through and under TR only, an assignment of 75% Net Revenue Interest in and to the leasehold rights in the Unit Acreage. TR has previously conveyed, as an overriding royalty interest, the difference between 25% and existing lease burdens. TR shall retain no interest.

Said Assignment shall be made subject to all royalties, overriding royalties, production payments, or other burdens against the Unit Acreage as of the date of this agreement. Total burdens shall not exceed 25% and Net Revenue will be 75%. In the event any lease is already burdened with a 25% royalty interest, TR shall reserve a 1% overriding royalty interest.

P. O. Box 479, Tyler, Texas 75710-0479

903-595-4139 OFFICE

903-595-0344 FAX

In the event the leases described in Exhibit “A” cover less than the full mineral estate in the lands covered by the leases and/or TR owns less than the full and undivided leasehold estate in the leases, the overriding royalty interest reserved by TR shall be proportionately reduced.

ARMADA shall have the right to assign ownership in the leases to a third party.

Neither this letter nor the assignment contemplated herein is intended nor shall they or either of them be construed as creating the relationship of partners between us and no act done by either of us pursuant to the provisions hereof shall be construed to create such a relationship.

7. Option to Purchase Additional Acreage

On or before March 31, 2013, ARMADA shall have the exclusive option, but not the obligation, to acquire all the additional leasehold estate that TR has within the confines of the Area of Mutual Interest (AMI) as shown by plat attached as Exhibit “B”, being approximately 25,000 net acres. ARMADA shall notify TR of its election, shall designate which acreage it wishes to acquire, and shall pay TR the sum of $1000/net acre. ARMADA will draft and TR shall execute and deliver for acceptance by ARMADA with warranty of title, as to acts by, through and under TR only, an assignment of 75% Net Revenue Interest in and to the leasehold rights. TR shall reserve, as an overriding royalty interest, the difference between 25% and existing lease burdens.

Said Assignment shall be made subject to all royalties, overriding royalties, production payments, or other burdens against the unit acreage as of the date of this agreement. Total burdens shall not exceed 25% and Net Revenue will be 75%. In the event any lease is already burdened with a 25% royalty interest, TR shall reserve a 1% overriding royalty interest.

In the event the leases described in Exhibit “A” cover less than the full mineral estate in the lands covered by the leases and/or TR owns less than the full and undivided leasehold estate in the leases, the overriding royalty interest reserved by TR shall be proportionately reduced.

8. Seismic Program and Additional Leasing

In the event ARMADA elects to perform a seismic program (or acquire existing seismic data) within the AMI, ARMADA shall be responsible for 100% of the costs of such program or data. ARMADA will also be responsible for 100% of the costs to acquire new leases, which will include purchases and/or farmins from other companies, and/or renew expiring leases within the AMI. On any farmin acreage, TR shall receive a 1% overriding royalty interest.

P. O. Box 479, Tyler, Texas 75710-0479

903-595-4139 OFFICE

903-595-0344 FAX

9. Additional wells

Should ARMADA drill, or cause to be drilled, any additional wells after the first two (not including substitute wells as described above) within the AMI, TR shall have the option to participate on a ground floor basis (drilling and completion costs only) for up to 25% working interest on a well by well basis. ARMADA and TR shall enter into a mutually agreeable Joint Operating Agreement, naming ARMADA as operator. ARMADA shall use TR, or its affiliates, to handle all aspects of Land Management under this agreement.

10. Notices

All notices, reports, samples, logs or other information required hereunder shall be given, postage, and charges fully prepaid as set forth herein to TR at the following address:

TR Energy, Inc.

P. O. Box 479

Tyler, TX 75710-0479

Attn:	Billy Denman, CPL/ESA

Land Manager

Where applicable, such as the notices set out in Paragraph #3 above, e-mail to wrdenman@gmail.com.

11. Time is of the Essence

Time is of the essence hereof, and if the operations specified are not commenced by the commencement date and in the manner herein provided, or if ARMADA has not timely complied with each and all of the terms and provisions of this Agreement, TR shall be relieved of any and all obligations to make any contribution of acreage herein specified or any part thereof, and this Agreement shall terminate.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and shall be binding on each party who signs a counterpart, to the same extent as though all parties signed the same Agreement.

If the above and foregoing is acceptable to you, please indicate your acceptance in the space provided below and return one (1) executed copy to TR.

P. O. Box 479, Tyler, Texas 75710-0479

903-595-4139 OFFICE

903-595-0344 FAX

Regards,

W.L. Sudderth

Vice President of TR Energy, Inc.

Accepted this 8th day of February 2012.

ARMADA OIL INC.

_______________________________________

By: David J. Moss

Title: President

Exhibit “A”

All leases included in the lands described below in Carbon County, Wyoming.

Bear Creek Prospect – Section 24, T20N, R80W – 640 acres

Overland Trail Prospect – Section 17, T19N, R78W – 640 acres

P. O. Box 479, Tyler, Texas 75710-0479

903-595-4139 OFFICE

903-595-0344 FAX